Adicet Bio Reports Third Quarter 2025 Financial Results and Provides Business Updates

Announced positive preliminary safety and efficacy data from Phase 1 clinical trial of ADI-001 in patients with lupus nephritis (LN) and systemic lupus erythematosus (SLE); data highlighted rapid and sustained reductions in Systemic Lupus Erythematosus Disease Activity Index (SLEDAI-2K) score and Physician’s Global Assessment (PGA), improved renal function, and favorable safety and tolerability profile as of the August 31, 2025 data cut-off date

Company plans to request a meeting with U.S. Food and Drug Administration (FDA) in 1Q/2026 to inform potentially pivotal ADI-001 trial design; study anticipated to commence in 2Q/2026

Ongoing enrollment of patients in Phase 1 study with LN, SLE, systemic sclerosis (SSc), idiopathic inflammatory myopathy (IIM), stiff person syndrome (SPS) and anti-neutrophil cytoplasmic autoantibody associated vasculitis (AAV)

On track to share clinical update from Phase 1 study of ADI-001 in LN, SLE, and SSc in 1H/2026

Actively enrolling patients with treatment-refractory rheumatoid arthritis (RA) in Phase 1 study of ADI-001 evaluating potential to reduce the need for conditioning

Plan to submit regulatory filing for ADI-212 in metastatic castration-resistant prostate cancer (mCPRC) in 1Q/2026

Completed underwritten registered direct offering to extend projected cash runway into 2H/2027

REDWOOD CITY, Calif. – November 5, 2025 – Adicet Bio, Inc. (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer, today reported financial results and operational highlights for the third quarter ended September 30, 2025.

“We were pleased to announce positive preliminary data last month from seven SLE and LN patients treated in our Phase 1 trial of ADI-001, underscoring its broad potential as a transformative, off-the-shelf, one-time therapy for autoimmune diseases. We are now preparing to discuss the trial design for a potentially pivotal study of ADI-001 with the FDA in the first quarter of 2026, with initiation targeted for the second quarter of 2026,” said Chen Schor, President and Chief Executive Officer of Adicet Bio. “As part of our broader clinical strategy, we are also exploring the potential to reduce or eliminate the need for conditioning with a separate Phase 1 trial of ADI-001 in treatment-refractory RA patients. We are actively enrolling patients in our Phase 1 trial across LN, SLE, SSc, IIM, SPS and AAV patients, with a clinical update for LN, SLE and SSc expected in the first half of 2026.”

Mr. Schor continued: “In addition, we are continuing to advance ADI-212, an optimized next-generation gene-edited and armored clinical candidate designed to target prostate specific membrane antigen, and expect to submit a regulatory filing for the mCRPC program in the first quarter of 2026 and share initial clinical data in the second half of 2026, subject to regulatory clearance. ADI-212 is designed to enhance potency in solid tumors and deliver multiple anti-tumor mechanisms of action to the tumor microenvironment. Supported by our recent capital raise in October, which extended our cash runway into the second half of 2027, we are well-positioned to continue clinical execution across our pipeline of differentiated gamma delta 1 CAR T therapies.”

Third Quarter 2025 and Recent Operational Highlights:

Autoimmune diseases

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Announced positive preliminary data in LN and SLE patients from Phase 1 study of ADI-001 in autoimmune diseases. In October 2025, Adicet announced positive initial safety and efficacy data from seven patients (five LN and two SLE patients) dosed with ADI-001 in the ongoing Phase 1 trial, with follow-up ranging from two to nine months as of the August 31, 2025 data cut-off date. All patients demonstrated rapid and sustained reductions in the SLEDAI-2K score and PGA. All patients in the LN cohort achieved improved renal function, including three complete renal responses and Definition of Remission In Systemic lupus erythematosus (DORIS) remissions, and two partial responses. ADI-001 also demonstrated multiple hallmarks of immune reset with subsequent emergence of naïve and previously undetected B cell repertoire following single dose treatment. ADI-001 was generally well tolerated and demonstrated a favorable safety profile, with no Grade 2 or higher Cytokine Release Syndrome (CRS), and no cases of Immune Effector Cell-Associated Neurotoxicity Syndrome (ICANS) observed.

Based on these results, the Company plans to request a meeting with the FDA in the first quarter of 2026 to inform potential Phase 2 pivotal trial design, with the initiation of the study in LN or LN and SLE patients anticipated to commence in the second quarter of 2026.

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Enrollment ongoing in ADI-001 Phase 1 program. Adicet is actively enrolling patients in its Phase 1 clinical trial evaluating ADI-001 in autoimmune diseases which include: LN, SLE, SSc, IIM, SPS and AAV. Adicet expects to provide an LN and SLE clinical update as well as an SSc clinical update in the first half of 2026.

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Actively enrolling patients with treatment-refractory RA in Phase 1 study of ADI-001 evaluating potential to reduce the need for conditioning. The Company is enrolling patients with treatment-refractory RA in a Phase 1 study of ADI-001 evaluating two lymphodepletion regimens: cyclophosphamide alone and cyclophosphamide with fludarabine. Adicet expects to provide a clinical update on the Phase 1 trial in the second half of 2026.

Solid tumor indications

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Presented ADI-212 preclinical data at the 32nd annual Prostate Cancer Foundation Scientific Retreat. Adicet is continuing to advance preclinical development of ADI-212, an optimized next-generation gene-edited and armored clinical candidate designed to target PSMA. ADI-212 is engineered to express a novel CAR binder designed to support enhanced tolerability and tumor-specific recognition. It integrates membrane-tethered IL-12 (mbIL-12)

armoring and CRISPR/Cas9 mediated disruption of subunit 12 of the mediator complex (MED12) to enhance potency in solid tumors and deliver multiple anti-tumor mechanisms of action within the tumor microenvironment. In October, Adicet presented preclinical data at the 32nd Annual Prostate Cancer Foundation Scientific Retreat supporting these design elements and functional enhancements in multiple models of disease.

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Regulatory filing on track for ADI-212 in mCRPC. Adicet plans to submit a regulatory filing for ADI-212 for the treatment of mCRPC in the first quarter of 2026. The Company expects to share initial clinical data from the ADI-212 program in the second half of 2026, subject to regulatory clearance to proceed with a clinical trial.

Corporate updates

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Raised $74.8 million in net proceeds in registered direct offering. In October 2025, Adicet successfully raised $74.8 million in net proceeds through an underwritten registered direct offering of equity securities, extending its cash runway into the second half of 2027.

Financial Results for Third Quarter 2025:

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Research and Development (R&D) Expenses: R&D expenses were $22.9 million for the three months ended September 30, 2025, compared to $26.3 million during the same period in 2024. The decrease in R&D expenses was due to a $1.8 million decrease in payroll and personnel expenses, and a $1.0 million decrease in lab supplies and materials related to lower headcount, a $0.7 million decrease in expenses related to contract development and manufacturing organizations (CDMOs) and contracted R&D services due to lower utilization at external CDMOs, a $0.7 million decrease in expenses related to R&D consultants, partially offset by a $0.8 million of expenses related to contract research organizations; and a $0.1 million decrease in facility-related expenses.
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General and Administrative (G&A) Expenses: G&A expenses were $5.1 million for the three months ended September 30, 2025, compared to $6.9 million during the same period in 2024. The decrease in G&A expenses was primarily due to a $1.6 million decrease in payroll and personnel expenses primarily related to a decrease in stock-based compensation expense, and a $0.1 million decrease in facility-related expenses.
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Net Loss: Net loss for the three months ended September 30, 2025 was $26.9 million, or a net loss of $0.29 per basic and diluted share, including non-cash stock-based compensation expense of $2.5 million, as compared to a net loss of $30.5 million, or a net loss of $0.34 per basic and diluted share, including non-cash stock-based compensation expense of $6.8 million during the same period in 2024.
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Cash Position: Cash, cash equivalents and short-term investments were $103.1 million as of September 30, 2025, compared to $176.3 million as of December 31, 2024. Subsequent to September 30, the Company received approximately $74.8 million of net proceeds from a registered direct offering. The Company expects that its cash and cash equivalents and short-term investments as of September 30, 2025, together with the proceeds raised after quarter end, will be sufficient to fund its operating expenses into the second half of 2027.

About Adicet Bio, Inc.

Adicet Bio, Inc. is a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors (CARs), to facilitate durable activity in patients. For more information, please visit our website at https://www.adicetbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the business and operations of Adicet. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, express or implied statements regarding: clinical development of Adicet’s product candidates, including future plans or expectations for ADI-001 in autoimmune diseases and the potential safety, tolerability and efficacy for the treatment of autoimmune diseases and cancer; timing and success of the Phase 1 clinical trial of ADI-001 in LN, SLE, SSc, IIM, SPS and AAV, including timing and expectations for enrollment and future data releases; expectations regarding communications with the FDA and a potential pivotal trial for ADI-001; expectations regarding the timing and success of the Phase 1 clinical trial of ADI-001 in treatment-refractory RA; expectations regarding the preclinical and clinical development of ADI-212, including the timing of regulatory filings and future data releases; and expectations regarding Adicet’s uses of capital, expenses and financial results, including the extension of the cash runway into the second half of 2027.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of global economic conditions and public health emergencies on Adicet’s business and financial results, including with respect to disruptions to our preclinical and clinical studies, business operations, employee hiring and retention, and ability to raise additional capital; Adicet’s ability to execute on its strategy including obtaining the requisite regulatory approvals on the expected timeline, if at all; that positive results, including interim results, from a preclinical or clinical study may not necessarily be predictive of the results of future or ongoing studies; clinical studies may fail to demonstrate adequate safety and efficacy of Adicet’s product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; and regulatory approval processes of the U.S. Food and Drug Administration and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; and Adicet’s ability to meet production and product release expectations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in Adicet’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the U.S. Securities and Exchange Commission, including its quarterly report on Form 10-Q. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

ADICET BIO, INC.

Consolidated Statements of Operations and Comprehensive Income

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$22,853	$26,253	$74,091	$76,050
General and administrative	5,099	6,900	16,137	20,822
Total operating expenses	27,952	33,153	90,228	96,872
Loss from operations	(27,952)	(33,153)	(90,228)	(96,872)
Interest income	1,172	2,730	4,253	8,647
Interest expense	(12)	(1)	(12)	(3)
Other expense, net	(64)	(54)	(300)	(167)
Loss before income tax provision	(26,856)	(30,478)	(86,287)	(88,395)
Income tax provision	—	—	—	—
Net loss	$(26,856)	$(30,478)	$(86,287)	$(88,395)
Net loss per share, basic and diluted	$(0.29)	$(0.34)	$(0.94)	$(1.02)
Weighted-average common shares used in computing net loss per share, basic and diluted	91,086,464	90,846,293	91,315,390	86,865,285
Other comprehensive income
Unrealized gain on treasury securities, net of tax	97	121	40	121
Total other comprehensive income	97	121	40	121
Comprehensive loss	$(26,759)	$(30,357)	$(86,247)	$(88,274)

ADICET BIO, INC.

Consolidated Balance Sheets Information

(in thousands)

(Unaudited)

	September 30, 2025	December 31, 2024
Cash and cash equivalents, and short-term investments in treasury securities	$103,098	$176,303
Working capital	87,553	160,744
Total assets	140,479	220,219
Accumulated deficit	(584,181)	(497,894)
Total stockholders’ equity	109,142	186,609

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com

Penelope Belnap

Precision AQ

212-362-1200

Penelope.belnap@precisionaq.com